Theravance Reports Second Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, CA -- 07/26/2007 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the quarter ended June 30, 2007. Net loss for the second quarter of 2007 was $45.1 million, compared with $41.5 million for the same period of 2006, an increase of $3.6 million. Net loss per share was $0.75 for the second quarter 2007 compared with a net loss per share of $0.70 for the second quarter 2006.

"We have made significant progress in our pipeline in the last couple of months," said Rick E Winningham, Chief Executive Officer. "We reported positive results from two proof-of-concept studies: an approximately 400-patient study with TD-5108 for the treatment of chronic constipation and an approximately 200-patient study with TD-1792 for the treatment of complicated skin and skin structure infections caused by Gram-positive bacteria. We also completed enrollment in our telavancin Phase 3 program for the treatment of hospital-acquired pneumonia; this was the largest Phase 3 program ever conducted in Gram-positive pneumonia. As a result of our continued clinical success, Theravance now has four programs that have achieved proof of concept. In addition, the telavancin NDA is currently under review at the FDA, and the telavancin MAA is under review at the EMEA."

Program Highlights

Bacterial Infections Programs

Telavancin

Our New Drug Application (NDA) for telavancin for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria, including resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA), is under review at the U.S. Food and Drug Administration (FDA). The FDA Prescription Drug User Fee Act (PDUFA) target action date for telavancin is mid to late October 2007.

Our telavancin Phase 3 program for the treatment of hospital-acquired pneumonia (HAP) caused by Gram-positive bacteria, including resistant pathogens such as MRSA, has completed enrollment, with data expected by the end of 2007.

TD-1792

We reported positive results from our Phase 2 cSSSI clinical study with TD-1792, our next-generation antibiotic for the treatment of resistant Gram-positive infections, including resistant pathogens such as MRSA. The study met its primary endpoint of non-inferiority compared to vancomycin, met key secondary endpoints, and TD-1792 demonstrated a favorable tolerability profile.

Respiratory Programs

Beyond Advair

Our collaboration with GlaxoSmithKline plc (GSK) to develop and commercialize a once-daily Long-Acting Beta2 Agonist (LABA) product candidate for the treatment of asthma and chronic obstructive pulmonary disease (COPD) continues to progress, with the lead compound, GSK642444, expected to enter into larger Phase 2b clinical studies later this year and the backup compound, GSK159797, expected to enter a dose-optimization study later this year as well.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) Program

Our MABA program for the treatment of COPD continues to progress, with the lead compound, GSK961081, expected to begin a Phase 2 clinical study later this year.

Inhaled Long-Acting Muscarinic Antagonist (LAMA) Program

Our lead compound in the LAMA program for COPD continues to progress in preclinical safety studies.

Gastrointestinal (GI) Motility Dysfunction Program

We reported positive results of our Phase 2 study with TD-5108 in patients with chronic constipation. All three doses of TD-5108 achieved statistical significance in the primary endpoint, achieved key secondary endpoints, and at the two lowest doses, TD-5108 was well tolerated with a low incidence of adverse events.

Financial Results

Revenue

Revenue was $5.3 million for the second quarter of 2007 compared with $4.8 million for the same period of 2006. This increase was due to higher amortization of upfront and milestone payments received from the company's partnerships with GSK and Astellas. All payments received to date under these agreements are being amortized over the relevant performance periods rather than being recognized when received.

Research and Development

Research and development costs for the second quarter of 2007 increased to $43.5 million compared with $40.8 million for the same period of 2006. This increase was primarily driven by higher costs of non-officer incentive programs and costs of our two Phase 2 clinical programs with TD-1792 and TD-5108, partially offset by lower external development costs associated with telavancin. Total research and development stock-based compensation expense for the second quarter of 2007 was $3.2 million compared with $3.3 million for the same period of 2006. Total external research and development costs were $16.3 million in the second quarter of 2007 compared with $22.9 million in the same period of 2006.

General and Administrative

General and administrative costs for the second quarter of 2007 were $9.5 million compared with $8.9 million for the same period in 2006. This increase was primarily driven by higher employee costs, marketing expenses, and costs associated with the GSK call/put provision preparation offset by a decrease in stock-based compensation expenses. Total general and administrative stock-based compensation expense for the second quarter of 2007 was $2.3 million compared with $3.5 million for the same period in 2006.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $177.7 million as of June 30, 2007, a decrease of $42.0 million during the quarter. This decrease was primarily due to cash used in operations.

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 877-502-9272 from the U.S., or 913-981-5581 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through August 25, 2007. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on August 9, 2007 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 5470866.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, four are in late stage -- our telavancin program focusing on treating serious Gram-positive bacterial infections in collaboration with Astellas Pharma Inc., our Gastrointestinal Motility Dysfunction program, our Beyond Advair collaboration with GlaxoSmithKline plc, and TD-1792 for the treatment of serious Gram-positive infections. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the goals and timing of seeking regulatory approval of our product candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2007, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                       THERAVANCE, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenue (1)                     $   5,305  $   4,837  $  10,703  $   9,133

Operating expenses:
  Research and development (2)     43,497     40,751     92,355     89,459
  General and administrative
   (2)                              9,512      8,899     18,310     16,173

                                ---------  ---------  ---------  ---------
Total operating expenses           53,009     49,650    110,665    105,632
                                ---------  ---------  ---------  ---------

Loss from operations              (47,704)   (44,813)   (99,962)   (96,499)

Interest and other income, net      2,692      3,474      5,621      6,359
Interest expense                     (113)      (136)      (234)      (287)
                                ---------  ---------  ---------  ---------
Net loss                        $ (45,125) $ (41,475) $ (94,575) $ (90,427)
                                =========  =========  =========  =========
Net loss per share (3)          $   (0.75) $   (0.70) $   (1.57) $   (1.55)
                                =========  =========  =========  =========

Shares used in computing
  net loss per share (3)           60,341     59,440     60,222     58,185
                                =========  =========  =========  =========

(1) Revenue includes amounts from GSK, a related party, of $2.8 million and $5.6 million for the three and six months ended June 30, 2007, respectively, and $3.3 million and $6.4 million for the three and six months ended June 30, 2006, respectively.

(2) Amounts include stock-based compensation expense for the three and six months ended June 30 as follows (in thousands):

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------- -------------------
                                      2007      2006      2007      2006
                                    --------- --------- --------- ---------
                                        (unaudited)         (unaudited)

Research and development            $   3,196 $   3,290 $   6,564 $   6,337
General and administrative              2,309     3,465     4,729     5,431
                                    --------- --------- --------- ---------
Total stock-based compensation
 expense                            $   5,505 $   6,755 $  11,293 $  11,768
                                    ========= ========= ========= =========

(3) Shares used in computing net loss per share exclude approximately 11.4 million and 10.6 million shares issuable upon exercise of outstanding stock options and warrants and shares subject to repurchase as of June 30,
2007 and 2006, respectively, as their effect would be antidilutive.

                       THERAVANCE, INC.
            CONDENSED CONSOLIDATED BALANCE SHEETS
             (In thousands, except per share data)

                                                   June 30,   December 31,
                                                      2007         2006
                                                  -----------  ------------
                                                  (unaudited)      (1)

Assets
  Cash, cash equivalents and marketable
   securities                                     $   150,652  $    201,080
  Other current assets                                  6,274         6,111
  Marketable securities - non-current                  27,028        34,490
  Property and equipment, net                          18,698        15,101
  Other assets                                          5,356         5,642
                                                  -----------  ------------
    Total assets                                  $   208,008  $    262,424
                                                  ===========  ============

Liabilities and stockholders' equity (deficit)
  Current liabilities, net of current portion of
   deferred revenue (2)                           $    38,581  $     40,336
  Deferred revenue (2)                                174,954       153,656
  Other long-term liabilities                          10,270         5,122
  Stockholders' equity (deficit)                      (15,797)       63,310
                                                  -----------  ------------
Total liabilities and stockholders' equity
 (deficit)                                        $   208,008  $    262,424
                                                  ===========  ============

(1) The condensed consolidated balance sheet amounts at December 31, 2006 are derived from audited financial statements.

(2) Deferred revenue includes the current portion of $21.2 million and
$19.3 million as of June 30, 2007 and December 31, 2006, respectively.
The net increase in total deferred revenue is a result of additional milestone payments that were earned under the company's collaboration with
Astellas partially offset by the amortization of deferred revenue.

Contact Information:
Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com